                                                                   EXHIBIT 3(iv)

                                  [STATE SEAL]

                               CORPORATE CHARTER


I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that URBAN RESORTS INTERNATIONAL, INC. did on MAY 9, 2000 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.




                             IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on MAY 9, 2000.


                             /s/ DEAN HELLER


                                  Secretary of State



                             By /s/ ANGELA CLARK

\
                                  Certification Clerk